Exhibit 3

                      NON-QUALIFIED STOCK OPTION AGREEMENT

     Battle Mountain Gold Exploration Corp., a Nevada corporation (the "Company"), hereby grants to Kenneth N. Tullar (the "Optionee") a non-qualified
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stock option (the "Option") to purchase a total of 200,000 shares (the "Shares")
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of  the  Company's common stock, par value $.001 per share (the "Common Stock"), at the price determined as provided herein, and in all respects subject to the terms and conditions of the Company's 2004 - 2005 Non-Qualified Stock Option Plan (the "Plan"), which is incorporated herein in its entirety by reference. Capitalized terms not otherwise defined in this agreement (the "Option
Agreement")  shall  have  the  meaning  given  to  such  terms  in  the  Plan.

     1. NATURE OF OPTION. This Option is intended to constitute a non-qualified stock option.

     2.     EXERCISE  PRICE.  The  exercise  price  of  this Option is $0.40 per
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share  of  Common  Stock  acquired  on  exercise  (the  "Exercise  Price").

     3.     TERM  OF  OPTION.  This  Option may not be exercised after April 15,
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2010,  and  may  be exercised during such term only in accordance with the terms
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and  conditions  of  the Plan and this Option Agreement, subject specifically to
Section  4  of  this  Option  Agreement.

     4. TERMINATION OF OPTIONEE'S EMPLOYMENT OR SERVICES. If the Optionee's employment, contract, directorship or consulting work with the Company is terminated for any reason other than Cause, those Shares that had vested under the terms of this Option Agreement shall remain exercisable for a period of ninety days after the date of such termination of the Optionee's employment, contract, directorship or consulting work with the Company; provided, however, that after the expiration of such ninety-day period, this Option Agreement, and the Optionee's right to exercise any vested portion of this Option, shall terminate. If the Optionee's employment, contract, directorship, or consulting work with the Company terminates for Cause, this Option Agreement, and the Optionee's right to exercise any vested portion of this Option, shall terminate at the commencement of business on the date of such termination.

     5. EXERCISE OF OPTION. This Option shall be exercisable during its term subject to the provisions of Sections 3 and 4 hereof, as follows:

     (i)     Vesting.  This  Option  shall  vest  on  April  15,  2005.
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     (ii)     Right  of Exercise.  This Option is exercisable at any time during
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the  term of this Option Agreement, in whole or in part, to acquire those Shares that  have  vested  in accordance with this Option Agreement; provided, however;
that  this  Option  may  only  be  exercisable to acquire whole shares of Common
Stock.

     (iii)     Method  of  Exercise.  This  Option is exercisable by delivery to
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the  attention of the Secretary of the Company, no fewer than five business days before the proposed effective date of exercise of this Option Agreement and a written notice, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. The Optionee may withdraw notice of exercise of this Option at any time before close of business on the business day preceding the proposed exercise date, and in this instance, the Company will return this Option Agreement to the Optionee.

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     (iv)     Method  of  Payment.  Payment of the exercise price for the Shares
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purchased  under  this Option shall be delivered to the Company on the effective date  of  exercise  by  one  or  any  combination  of  the  following:

          (a)  Cash;

          (b)  Certified  check;

          (c)  Bank  cashier's  or  certified  check;

          (d)  Money  order;

          (e)  Wire  transfer;  or
                                --

          (e) Cashless Exercise by delivery of written notice in the manner provide for in subsection (iii) of this Section 5 that requests the Company to issue to the Optionee the full number of Shares to be acquired, less the number of Shares that have an aggregate Fair Market Value equal to the aggregate purchase price of the Shares to which such exercise relates. This method of exercise allows the Optionee to use a portion of the Shares issuable at the time of exercise as payment for the Shares. For example, if the Optionee elects to exercise 1,000 Shares at an exercise price of $0.25 and the current Fair Market Value of the Shares on the date of exercise is $1.00, the Optionee can use 250 of the 1,000 Shares at $1.00 per share to pay for the exercise of the entire Option (250 x $1.00 = $250.00) and receive only the remaining 750 Shares. For purposes of this section, " Fair Market Value" shall be defined as the average closing price of the Common Stock (if actual sales price information on any trading day is not available, the closing bid price shall be used) for the five trading days prior to the date of exercise of this Option (the "Average Closing Bid Price"), as reported by the National Association of Securities Dealers Automated Quotation System
               ("NASDAQ"), or if the Common Stock is not traded on NASDAQ, the Average Closing Bid Price in the over-the-counter market; provided, however, that if the Common Stock is listed on a stock exchange, the Fair Market Value shall be the Average Closing Bid Price on such exchange; and, provided further, that if the Common Stock is not quoted or listed by any organization, the fair value of the common stock, as determined by the Board of Directors of the Company, whose determination shall be conclusive, shall be used. In no event shall the Fair Market Value of any Share of Common Stock be less than its par value.

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     As  a condition to the exercise of the Option or the transfer of any Common
Stock, the Optionee hereby agrees to remit to the Company the amount of any federal, state or local taxes required to be withheld in the transaction. The Optionee may pay the taxes by 1) additional withholding if the Optionee is an existing employee with respect to whom the Company withholds taxes on the date of exercise (or such other time as the Company's obligation to withhold taxes may accrue); or 2) direct payment of the required withholding to the Company.
The Compensation Committee of the Board of Directors, if such a committee exists, or the Board of Directors, as applicable, in their sole discretion, shall determine the amount of taxes that are required to be withheld.

     6. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares or the method of payment of this consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board, or any rules or regulations of any stock exchange on which the Common Stock may be listed.

     This Option may only be exercised in accordance with the terms and conditions of the Plan and this Option Agreement.

     7. NON-TRANSFERABILITY OF OPTION. During the lifetime of the Optionee, this Option may only be exercised by the Optionee. This Option is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Option Agreement shall be binding on the Optionee's heirs and successors and on the administrators and executors of the Optionee's estate.

     8.     INDEPENDENT  LEGAL  AND  TAX  ADVICE.  It  is  the  Optionee's
responsibility  to           obtain  independent  legal and tax advice regarding
the grant and exercise of this Option and the disposition of any Shares acquired thereby.

     9. AMENDMENT. This Option Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought, except to the extent necessary to ensure the qualification of the Plan under Rule 16d-3 under the Securities Exchange Act of 1934, as amended.

     10. GOVERNING LAW. This Option Agreement shall be governed by and shall be construed and enforced in accordance with the corporate laws of the State of Nevada as they apply to a Nevada corporation and the laws of the State of Nevada.

     11. SUPERSEDES PRIOR AGREEMENTS. This Option Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of any Options under the Plan. All other Option agreements relating to a grant by the Company of any Option under the Plan or predecessor employee stock option plans maintained by the Company on such date shall be null, void and of no further force and effect.

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DATE  OF  GRANT:     April  8,  2005.

                                        BATTLE  MOUNTAIN  GOLD EXPLORATION CORP.

                                        By:  /s/  James  E.  McKay
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                                        Printed  Name:  James  E.  McKay
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                                        Its:  President  &  CEO
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     VESTING OF SHARES PURSUANT TO SECTION 5 HEREOF IS EARNED ONLY BY CONTINUING
EMPLOYMENT OR SERVICES AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, APPOINTED OR ELECTED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER).

     THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT OR SERVICES FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL.

     The Optionee hereby acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of the Plan. The Optionee has reviewed the Plan and this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel before executing this Option Agreement, fully understands all terms and conditions of this Option Agreement and specifically acknowledges that the vesting of the Shares granted hereby is earned only by continuing employment or continued service as an employee, officer, director, consultant or advisor at the will of the Company. The
Optionee further agrees that this Option Agreement supersedes any prior agreements, oral or written, relating to the grant by the Company of any Options under the Plan or predecessor stock option plans to the Optionee. The Optionee hereby acknowledges that he has read and understands the terms of Section 11 of this Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors, if such a committee exists, or the Board of Directors, as applicable, on any questions arising under the Plan.

DATED:     Effective  April  8,  2005.

                                        OPTIONEE

                                        /s/  Kenneth  N.  Tullar
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                                        Printed  Name:  Kenneth  N.  Tullar
                                                      ---------------------

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